SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS

This Settlement Agreement and Release of Claims (the “Agreement”) is entered into as of the Effective Date by and among Symantec Corporation (“Plaintiff”), on the one hand, and Marathon Patent Group, Inc. and Clouding Corp. (together, “Defendants”), on the other hand.

RECITALS

WHEREAS, Plaintiff filed case number BC640931 in the Superior Court of California for the County of Los Angeles (the “Los Angeles Action”);

WHEREAS, the original defendants in the Los Angeles Action included Defendants, as well as IP Navigation Group, LLC, Clouding IP, LLC, William J. Carter, and Erich Spangenberg (collectively, IP Navigation Group, LLC, Clouding IP, LLC, William J. Carter, and Erich Spangenberg are referred to herein as the “Other Defendants”);

WHEREAS, the Other Defendants were dismissed from the Los Angeles Action on the basis of a forum selection agreement that purportedly required Plaintiff to bring its claims against the Other Defendants in a Delaware court;

WHEREAS, Plaintiff thereafter filed case number 17-cv-01873-GMS in the United States District Court for the District of Delaware (the “Delaware Action”), naming IP Navigation Group, LLC and Erich Spangenberg as defendants;

WHEREAS, Defendants dispute the validity of the claims asserted in the Los Angeles Action and Plaintiff disputes the defenses asserted in the Los Angeles Action;

WHEREAS, the Parties now desire to settle, compromise and conclude their disputes and to dismiss both the Los Angeles Action and the Delaware Action in their entirety, each with prejudice;

NOW, THEREFORE, the Parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the meanings stated:

1.1. The “Clouding Releasees” shall mean and include (a) Clouding Corp., including its predecessors and successors, (b) all past, present and future parents, subsidiaries, and related and affiliated entities of Clouding Corp., and (c) Merrick D. Okamoto, Francis Knuettel II, Douglas B. Croxall, and all other past, present and future shareholders, members, partners, co-venturers, managers, investors, lenders, guarantors, indemnitors, assignors, assignees, directors, officers, employees, associates, attorneys, advisors, accountants, consultants, agents and representatives of Clouding Corp. and of its parent, subsidiary, related and affiliated entities.

1.2. The “Effective Date” shall mean the date that this Agreement is fully executed by the Parties hereto, as reflected by the last date of the signatures set forth below.

1.3. The “Marathon Releasees” shall mean and include (a) Marathon Patent Group, Inc., including its predecessors and successors, (b) all past, present and future parents, subsidiaries, and related and affiliated entities of Marathon Patent Group, Inc., and (c) Merrick D. Okamoto, Francis Knuettel II, Douglas B. Croxall, and all other past, present and future shareholders, members, partners, co-venturers, managers, investors, lenders, guarantors, indemnitors, assignors, assignees, directors, officers, employees, associates, attorneys, advisors, accountants, consultants, agents and representatives of Marathon Patent Group, Inc., and of its parent, subsidiary, related and affiliated entities.

1.4. The “Other Defendant Releasees” shall mean and include (a) IP Navigation Group, LLC, Clouding IP, LLC (f/k/a Stec IP, LLC), including their predecessors and successors, (b) Erich Spangenberg and William J. Carter, as well as each of their respective trusts, trustees, heirs, beneficiaries, personal representatives, attorneys, and spouses, (c) all past, present and future parents, subsidiaries, and related and affiliated entities of IP Navigation Group, LLC and of Clouding IP, LLC (f/k/a Stec IP, LLC), (d) the past, present and future shareholders, members, partners, co-venturers, managers, investors, lenders, guarantors, indemnitors, assignors, assignees, directors, officers, employees, associates, advisors, attorneys, accountants, consultants, agents and representatives of IP Navigation Group, LLC, and of Clouding IP, LLC (f/k/a Stec IP, LLC), and of its or their parent, subsidiary, related and affiliated entities, and (e) all other Persons who were or could have been named or identified as defendants, co-conspirators, co-obligors or joint tortfeasors in relation to Symantec’s claims asserted in the Los Angeles Action and/or the Delaware Action.

1.5. The “Parties” shall mean Symantec Corporation, Clouding Corp., and Marathon Patent Group, Inc., collectively.

1.6. “Person” shall mean an individual or entity.

1.7. “Party” shall mean any of Symantec Corporation, Clouding Corp., or Marathon Patent Group, Inc.

1.8. “Symantec” shall mean and include (a) Symantec Corporation, including its predecessors and successors, (b) all past, present and future parents, subsidiaries, and related and affiliated entities of Symantec Corporation, including, but not limited to, Symantec International, and (c) the past, present and future shareholders, members, partners, co-venturers, managers, guarantors, indemnitors, assignors, assignees, investors, lenders, directors, officers, employees, associates, attorneys, accountants, advisors, consultants, agents and representatives of Symantec Corporation and of its parent, subsidiary, related and affiliated entities.

2. No admission of liability. This Agreement is entered into for purposes of settlement and compromise only, and each Party hereby expressly acknowledges and agrees that the other Parties hereto have not admitted, and by execution and performance of this Agreement do not admit, any liability or obligation to any of the other Parties, except for the obligations created by this Agreement. Nothing contained in this Agreement shall be construed as such an admission by any Party, and this Agreement, its terms, and the negotiations preceding it, are entitled to all applicable evidentiary privileges and protections concerning settlement discussions and of offers of compromise including, but not limited to, the protections of California Evidence Code § 1152 and Rule 408 of the Federal Rules of Evidence.

3. Release of claims by Symantec against the Marathon Releasees and the Clouding Releasees. In exchange for the consideration described herein, Symantec, on behalf of itself and any other Person that might claim by, through or on behalf of it, knowingly, voluntarily, fully, finally, irrevocably and forever releases and discharges the Marathon Releasees and the Clouding Releasees from any and all claims, counterclaims, crossclaims, grievances, disputes, controversies, violations, losses, debts, charges, causes of action, requests for relief, suits, demands, judgments, costs, and liabilities of every nature, kind, character or description whatsoever, both legal and equitable, known or unknown, foreseen or unforeseen, suspected or unsuspected, vested or unvested, absolute or contingent, that Symantec held, holds or may hold against the Marathon Releasees and/or the Clouding Releasees, or any of them, at any time from the beginning of time through the Effective Date of this Agreement, all claims or causes of action based upon, related to, or arising from the allegations that were made, or could have been made, with respect to the subject matter of the pleadings filed in the Los Angeles Action and the Delaware Action, including, without limitation, any and all claims or rights to receive any payments or other consideration pursuant to the Patent Purchase Agreement between Symantec Corporation, Symantec International and Stec IP, LLC dated February 28, 2012, the Amended and Restated Patent Purchase Agreement between Symantec Corporation, Symantec International, and Clouding IP, LLC (f/k/a Stec IP, LLC) dated August 11, 2014, or the Patent Purchase Agreement between Marathon Patent Group, Inc., Clouding Corp. and Clouding IP, LLC (f/k/a Stec IP, LLC) dated August 29, 2014. Symantec represents that it is presently unaware of any facts that cause it to believe that it may hold a valid legal claim or cause of action against any of the Marathon Releasees or the Clouding Releasees other than those claims or causes of action that it asserted in the pleadings filed in the Los Angeles Action and, in addition to the dismissal with prejudice of the Los Angeles Action and the Delaware Action, Symantec covenants not to bring, prosecute or join in any suit or legal action against the Marathon Releasees and Clouding Releasees, or any of them, based on any of the claims or causes of action encompassed by this release.

4. Release of claims by Symantec against the Other Defendant Releasees. In exchange for the consideration described herein, Symantec, on behalf of itself and any other Person that might claim by, through or on behalf of it, knowingly, voluntarily, fully, finally, irrevocably and forever releases and discharges the Other Defendant Releasees from any and all claims, counterclaims, crossclaims, grievances, disputes, controversies, violations, losses, debts, charges, causes of action, requests for relief, suits, demands, judgments, costs, and liabilities of every nature, kind, character or description whatsoever, both legal and equitable, known or unknown, foreseen or unforeseen, suspected or unsuspected, vested or unvested, absolute or contingent, that Symantec held, holds or may hold against the Other Defendant Releasees, or any of them, at any time from the beginning of time through the Effective Date of this Agreement, all claims or causes of action based upon, related to, or arising from the allegations that were made, or could have been made, with respect to the subject matter of the pleadings filed in the Los Angeles Action and the Delaware Action, including, without limitation, any and all claims or rights to receive any payments or other consideration pursuant to the Patent Purchase Agreement between Symantec Corporation, Symantec International and Stec IP, LLC dated February 28, 2012, the Amended and Restated Patent Purchase Agreement between Symantec Corporation, Symantec International, and Clouding IP, LLC (f/k/a Stec IP, LLC) dated August 11, 2014. Symantec represents that it is presently unaware of any facts that cause it to believe that it may hold a valid legal claim or cause of action against any of the Other Defendant Releasees other than those claims or causes of action that it asserted in the pleadings filed in the Los Angeles Action and/or the Delaware Action and, in addition to the dismissal with prejudice of the Los Angeles Action and the Delaware Action, Symantec covenants not to bring, prosecute or join in any suit or legal action against the Other Defendant Releasees, or any of them, based on any of the claims or causes of action encompassed by this release. For sake of clarity, nothing in this Agreement is intended to or shall have the effect of releasing or discharging any claims or causes of action that any of the Marathon Releasees or the Clouding Releasees might possess against any of the Other Defendant Releasees including, without limitation, claims for contribution or indemnity.

5. Application of releases to unknown claims; Civil Code section 1542. Except as expressly provided herein, Symantec understands and intends that the claims, charges and causes of action released in Sections 3 and 4 herein include all legal, contractual, statutory and equitable claims, charges and causes of action held by it against the Marathon Releasees, the Clouding Releasees, and the Other Defendant Releasees, regardless of whether those claims, charges and causes of action are presently known or anticipated. Symantec hereby waives all rights to which it may be entitled pursuant to California Civil Code section 1542 and all other rules and laws of similar purpose or effect. California Civil Code section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

6. Payment by Marathon. Within fifteen (15) days of the Effective Date, Marathon Patent Group, Inc. shall pay the sum of ____________ to Symantec Corporation (the “Cash Consideration”). Such payment shall be made by electronic funds transfer using the below instructions:

PREMIER BUSINESS BANK
INSTRUCTIONS FOR INCOMING WIRES (US ONLY)

ABA/ROUTING	122044371

RECEIVER BANK:	PREMIER BUSINESS BANK
700 S. FLOWER STREET, SUITE 2000
LOS ANGELES, CA 90017

BENEFICIARY ACCT#

BENEFICIARY NAME:	LTL ATTORNEYS LLP - CLIENT TRUST ACCOUNT
300 S. Grand Avenue, 14th Floor
Los Angeles, CA 90071

With its payment, Marathon Patent Group, Inc. shall include the following notation: “Symantec-Marathon Patent Group Legal Settlement.”

7. Dismissal of claims. Within five (5) court days of payment of the Cash Consideration described above, Symantec shall cause the dismissal with prejudice the entirety of the Los Angeles Action and of the Delaware Action, and any and all claims, actions, proceedings, lawsuits, and causes of action Symantec has filed against any of the Marathon Releasees, the Clouding Releasees, and/or any of the Other Defendant Releasees. The Cash Consideration shall be held in, and may not be transferred or disbursed from, the LTL Attorneys LLP Client Trust Account until Defendants’ counsel acknowledges receipt of written notice evidencing (e.g., via conformed copies of orders and/or true copies of docket reports reflecting) entry by the relevant courts of the dismissal with prejudice of the Los Angeles Action and of the Delaware Action, in their entirety, such acknowledgement not to be unreasonably withheld.

8. Covenant not to sue for patent infringement. In exchange for the consideration described herein, Marathon Patent Group, Inc., on behalf of itself and its Affiliates, covenants that Marathon Patent Group, Inc. and its Affiliates will not initiate or continue any judicial or administrative proceeding (e.g., before the U.S. International Trade Commission) anywhere in the world against Symantec Corporation, its Affiliates, or any of its or their Suppliers, Distributors or Customers, based upon any claim that the manufacture, use, sale, license, distribution, offer for sale, offer for license, import, export, or other exploitation of a Symantec Product constitutes infringement (including direct, contributory or inducement of infringement) of any patent. This covenant is irrevocable and non-terminable.

8.1. Solely for purposes of this provision, “Affiliate” means, with respect to a Party, any Person that directly or indirectly, as of the Effective Date or at any time thereafter, Controls, is Controlled by, or is under common Control with, such Party. For purposes of this provision, “Control” shall mean: (a) ownership or control, directly or indirectly, presently held or acquired in the future, of (1) fifty percent (50%) or more of the outstanding voting shares of such an entity, (2) fifty percent (50%) or more of the total combined voting power entitled to elect or appoint directors or persons performing similar functions for such an entity; (b) in the case of a non-corporate entity, the interest in such non-corporate entity giving the power to direct or cause the direction of the management or policies of such non-corporate entity; (c) the right under contract or other arrangement to direct or cause the direction of the management or policies of such entity; or (d) the right to share, directly or indirectly, in the proceeds or recovery from any claim against Symantec Corporation, its Affiliates, or any of its or their Suppliers, Distributors or Customers, that the manufacture, use, sale, license, distribution, offer for sale, offer for license, import, export, or other exploitation of a Symantec Product constitutes infringement (including direct, contributory or inducement of infringement) of any patent. A Person’s status as an Affiliate shall terminate when such Control no longer exists.

8.2. For purposes of this provision, “Customer” means a Person that uses, purchases, or acquires a license to use, a Symantec Product.

8.3. For purposes of this provision, “Distributor” means a Person that sells, offers for sale, licenses, offers for license or distributes a Symantec Product.

8.4. For purposes of this provision, “Supplier” means a Person that makes or supplies a Symantec Product.

8.5. For purposes of this provision, “Symantec Product” means any product, portion of a product, service, portion of a service, or combination with one or more other products, portions of a product, services, or portions of a service made, used, sold, distributed, licensed or offered for sale or license by or for Symantec Corporation or any Symantec Affiliate now or in the future.

9. Due consideration of Agreement. Each of the Parties represents and agrees that:

(a)	it has had the opportunity to consider this Agreement for a reasonable time before signing it;

(b)	it has had a reasonable opportunity to consult an attorney before signing this Agreement;

(c)	it has read this Agreement in full and understands all of the terms and conditions set forth herein; and

(d)	it knowingly and voluntarily agrees to all of the terms and conditions set forth herein and intends to be legally bound by them.

10. Confidentiality of Agreement. All information provided pursuant to this Agreement, including without limitation, the facts and circumstances underlying the dispute, the terms of this Agreement, and the negotiations leading to this Agreement shall be regarded as confidential information (“Confidential Information”). The Parties agree that, other than as required by law or expressly permitted by this Agreement, they shall not disclose any Confidential Information to any third party and shall use the Confidential Information only for the purposes set forth herein. Either Party may disclose the terms and existence of this Agreement to its accountants, attorneys, bankers, investors, prospective investors, and the Other Defendant Releasees provided above (collectively, the “Permitted Third Parties”) as reasonably necessary, provided that any such Permitted Third Party is bound to confidentiality obligations that are at least as restrictive as the terms of this confidentiality provision in this Agreement. Either Party may disclose the terms and existence of this Agreement in response to any valid subpoena or request from a governmental authority, so long as such disclosure is subject to the most restrictive confidentiality provisions reasonably available under the circumstances. Notwithstanding the confidentiality obligations in this Agreement, each Party acknowledges and agrees that the other Party may comply with its securities disclosure obligations by referencing or disclosing only those portions of this Agreement as required to be filed with the Securities and Exchange Commission, or any other filings, reports or disclosures that may be required under applicable laws and regulations (each such disclosure as to this Agreement or any of its Exhibits, a “Securities Disclosure”). In making a Securities Disclosure, each Party agrees to act in good faith to maintain the confidentiality of this Agreement and all of its contents to the greatest extent reasonably possible, consistent with all legal and regulatory obligations.

11. Binding upon successors and assignees. The Parties agree that this Agreement shall be binding upon their successors and assignees. Each represents that it has not transferred to any person or entity any of the rights released or transferred through this Agreement. The Other Defendant Releasees are intended third party beneficiaries of this Agreement and no provision of this Agreement may be amended or altered in any way that adversely impacts the rights or benefits provided hereunder with respect to the Other Defendant Releasees.

12. Severability. If a court of competent jurisdiction declares or determines that any provision of this Agreement is invalid, illegal or unenforceable, (a) the invalid, illegal or unenforceable provision(s) shall be stricken from the Agreement, (b) the Agreement shall be reformed to effectuate the stricken provision(s) as closely as the law permits, and (c) the remaining provisions of the Agreement shall continue in full force and effect.

13. Enforcement of Agreement. California Code of Civil Procedure section 664.6 provides as follows:

If parties to pending litigation stipulate, in a writing signed by the parties outside the presence of the court or orally before the court, for settlement of the case, or part thereof, the court, upon motion, may enter judgment pursuant to the terms of the settlement. If requested by the parties, the court may retain jurisdiction over the parties to enforce the settlement until performance in full of the terms of the settlement.

Pursuant to California Code of Civil Procedure section 664.6, the Parties stipulate, by executing this agreement, that the court may retain jurisdiction over the Parties to enforce the terms of the settlement.

14. Remedies upon breach. Each Party, upon breach of this Agreement by another, shall have the right to seek all necessary and proper relief, including, but not limited to, specific performance, from a court of competent jurisdiction, provided, however, that the Parties shall first attempt to resolve any dispute between them through mediation before the Honorable Carla Woehrle (retired) or, upon her unavailability, another neutral mediator. The Party or Parties prevailing in any suit for breach of this Agreement shall be entitled to recover reasonable costs and attorney fees.

15. Governing law. The laws of the State of California shall govern the construction and enforcement of this Agreement, provided that the Agreement shall be interpreted as though drafted jointly by the Parties. Any legal proceeding arising from, based upon or relating to this Agreement shall be filed in the Superior Court of the State of California, County of Los Angeles, and the Parties each agree that such court shall have personal jurisdiction over them in any such proceeding.

16. Costs and attorney fees. Each Party shall bear its own attorney fees and costs in connection with this Agreement, the Los Angeles Action, and the Delaware Action. No Party shall be entitled to recover attorney fees or costs or any other money from another except as provided herein.

17. Entire Agreement; modification. This Agreement sets forth the entire agreement between the Parties regarding the subject matter and supersedes all prior agreements or understandings, both written and oral, between the Parties regarding the subject matter of this Agreement. The Parties may modify this Agreement only through a writing signed by each.

18. Counterparts. The Parties may execute this Agreement in counterparts which, taken together, shall constitute one and the same Agreement, and a signature transmitted by facsimile or other electronic means shall be deemed the equivalent of an original signature.

19. Further assurances. The Parties agree to perform such actions, and to execute such additional documents, if any, as may be necessary or appropriate to effectuate the intent of this Agreement.

20. No reliance on representations by other Party or other Party’s representatives. Other than as stated in this Agreement, the Parties agree and represent that they have not relied and do not rely upon any representation or statement regarding the subject matter or effect of this Agreement made by any other Party to this Agreement or any other Party’s agents, attorneys or representatives.

21. Construction. The captions and headings used in this Agreement are for convenience of reference only and are not to be considered in construing the Agreement. Unless the context of the Agreement clearly requires otherwise, as used herein: (a) references to the plural include the singular, the singular the plural, and the part the whole; (b) references to one gender include all genders; (c) “and” and “or” each have the inclusive meaning frequently identified with the phrase “and/or”; (d) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation”; and (e) any reference to a statute, rule, regulation or agreement, including this Agreement, shall be deemed to include such statute, rule, regulation or agreement as it may be modified, varied, amended or supplemented from time to time.

22. No assignment of claims. All Parties represent and warrant that they have not assigned any claims to any third party.

23. Authority to enter into Agreement. Each Party represents and warrants to the other Parties that it has the power and authority to enter into, execute, deliver and perform this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement and Release of Claims as of the Effective Date.

Symantec Corporation

Date:	March 8, 2018	By:	/s/ Carrie Flynn
Carrie Flynn Senior Director, Legal

Clouding Corp.

Date:	March 8, 2018	By:	/s/ Francis Knuettel II
Francis Knuettel II, CFO

Marathon Patent Group, Inc.

Date:	March 8, 2018	By:	/s/ Merrick Okamoto
Merrick Okamoto, Interim CEO and Executive Chairman